Exhibit 10.40
HUNTINGTON
SUPPLEMENTAL 401(K) PLAN
Effective as of January 1, 2019

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND GENERAL PROVISIONS
1.1Definitions
1.2General Provisions
ARTICLE II ELIGIBILITY AND PARTICIPATION
2.1General Eligibility Conditions
2.2Specific Conditions for Active Participation
2.3Suspension of Active Participation
2.4Termination of Participation
2.5Participation by Other Employers
ARTICLE III DEFERRED COMPENSATION CREDITS AND ACCOUNTS
3.1Deferred Compensation Credits
3.2Compensation Deferral Contributions
3.3Employer Matching Contributions
3.4Prior Plan Accounts
3.5Record of Account
3.6Common Stock
3.7Effect of Organic Changes on Common Stock
ARTICLE IV VESTING
4.1Vesting
4.2Confidentiality and Non-Competition Agreement
ARTICLE V DISTRIBUTION OF BENEFITS
5.1Distribution Elections
5.2Distribution Timing
5.3Distribution upon Death
5.4Lump Sum Distribution upon a Change in Control
5.5Withdrawals for Unforeseeable Emergency
5.6Acceleration of Payment
5.7Delay of Payment
5.8Assignment and Assumption of Liabilities
ARTICLE VI PLAN ADMINISTRATION
6.1Administration
6.2Committee
6.3Statement of Participant’s Account

6.4Filing Claims
6.5Notification to Claimant
6.6Review Procedure
6.7Payment of Expenses
ARTICLE VII AMENDMENT AND TERMINATION
7.1Amendment
7.2Termination
ARTICLE VIII MISCELLANEOUS PROVISIONS
8.1Employment Relationship
8.2Facility of Payments
8.3Funding
8.4Anti-Assignment
8.5Unclaimed Interests
8.6References to Code, Statutes and Regulations
8.7Liability
8.8Tax Consequences of Compensation Reductions
8.9Company as Agent for Related Employers
8.10Governing Law; Severability
8.11Taxes

HUNTINGTON BANCSHARES INCORPORATED
SUPPLEMENTAL 401(K) PLAN
The Huntington Supplemental Stock Purchase and Tax Savings Plan is hereby amended, restated and renamed as the Huntington Supplemental 401(k) Plan (the “Plan”), effective as of January 1, 2019, by Huntington Bancshares Incorporated, a Maryland corporation (the “Company”), for the benefit of a select group of the management and highly compensated employees of the Company and of its affiliated entities that participate in this Plan with the consent of the Company.
Background Information
A.    The Company desires to continue the Plan in accordance with this amended and restated plan document in order to provide certain of its highly compensated and management employees with the opportunity to defer a portion of the “Compensation” (as defined in the Qualified Plan) otherwise payable to them. The purpose is to provide this supplemental savings opportunity to Eligible Employees whose contributions and benefits under the Qualified Plan are affected by the limits imposed on tax-qualified retirement plans under the Code or by limits imposed under the terms of the Qualified Plan.
B.    The Company also desires to provide certain matching contributions to the Plan on behalf of eligible employees.

C.    The Company intends for the Plan to continue to be an unfunded, non-qualified deferred compensation arrangement as provided under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and to satisfy the requirements of a "top hat" plan thereunder and under Labor Reg. Sec. 2520.104-23.
D.    The Plan is also intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and final regulations and other rulings issued by the Internal Revenue Service (“IRS”) thereunder.

ARTICLE I

DEFINITIONS AND GENERAL PROVISIONS
1.1    Definitions. Unless the context requires otherwise, the terms defined in this Article shall have the meanings set forth below unless the context clearly requires another meaning. When the defined meaning is intended, the term is capitalized:
(a)    Account. The bookkeeping account for each Participant under Section 3.5. Each account may include subaccounts for different categories of deferrals under the Plan and the earnings that are credited thereto on behalf of a Participant, as described in Article III.
(b)    Administrator or Committee. The Company’s Investment and Administrative Committee (“IAC”) or such other committee of at least three persons appointed by the Company to oversee the administration of the Plan.
(c)    Beneficiary. The person(s) entitled to receive any distribution hereunder upon the death of a Participant. The Beneficiary (and any contingent Beneficiary) for benefits payable under this Plan shall be the persons designated by the Participant in accordance with procedures established by the Committee as of the Participant’s date of death. In the absence of any such designation, any death benefit shall be payable to the Participant’s surviving spouse, or if none, to the Participant’s estate.
(d)    Change in Control. For purposes of the Plan, a Change in Control means a change in control of the Company as defined in Treasury Regulations Section 1.409A-3(i)(5), issued under Code Section 409A. The term “Change in Control” is intended to comply with Code Section 409A and shall be interpreted such that a Change in Control (1) shall occur for purposes of the Plan in any circumstance that would constitute a “Change in Control Event” (within the meaning of Treasury Regulations under Code Section 409A) and (2) shall not occur for purposes of the Plan in any circumstance that would not constitute such a Change in Control Event.
(e)    Code. The Internal Revenue Code of 1986, as amended from time to time, and regulations issued thereunder.
(f)    Common Stock. The common stock of the Company, or any security of the Company issued in substitution, exchange or lieu thereof.
(g)    Company. Huntington Bancshares Incorporated, a Maryland corporation.
(h)    Compensation. Amounts paid or payable by the Company to an Eligible Employee for a Plan Year in cash which are includable in income for federal tax purposes and which are treated as compensation under the Qualified Plan, but also including any cash amounts deferred under this Plan or the Qualified Plan. In addition, the dollar limit on compensation under the Qualified Plan does not apply to this Plan.
(i)    Compensation Committee. The Compensation Committee of the Company’s Board of Directors.
(j)    Compensation Deferral Contribution. An amount of Compensation payable to an Eligible Employee for a Plan Year that he elects to defer in accordance with the rules and procedures of this Plan.
(k)    Distribution Options. A single lump sum is the only form of payment permitted under the Plan.
(l)    Effective Date. January 1, 2019, the date this amended and restated Plan is effective.
(m)    Eligibility Effective Date. Employees who are eligible to participate in the Plan as of the Effective Date of this amended and restated Plan shall continue to be eligible as of the Effective Date unless otherwise determined by the Compensation Committee. Thereafter, the Eligibility Effective Date will occur for newly Eligible Employees as of the first January 1 after the date the Employee is designated as an Eligible Employee and receives the enrollment materials from the Company or its agent. Enrollment and deferral elections of employees may be made prior to their

Eligibility Effective Date provided that no deferrals shall occur from Compensation prior to the applicable Eligibility Effective Date or such later date that is administratively practicable, as determined by the Company.
(n)    Eligible Employee. Any individual who is (A) among a select group of management or highly compensated employees (within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA) and (B) designated by the Company, in its sole discretion, as eligible to participate in the Plan. Such designation may be made through action of the Compensation Committee to designate Eligible Employees by name, job title, job level or other methodology, and need not be memorialized through a formal resolution. An employee shall be considered an Eligible Employee upon his notification of eligibility by the Committee.
(o)    Employer. The Company and any affiliate thereof or successor thereto which adopts and participates in the Plan. Any affiliate that has U.S. employees and is a member of a controlled group of corporations or other business entities within the meaning of Code Sections 414(b) and (c) that includes the Company shall participate in the Plan unless determined otherwise by the Company. Such participation in the Plan shall continue only so long as the affiliate remains a member of a controlled group of corporations or other business entities within the meaning of Code Sections 414(b) and (c) that includes the Company.
(p)    Employer Matching Contribution. An Employer contribution to the Plan that is based on the Participant’s Compensation Deferral Contribution for the Plan Year.
(q)    ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.
(r)    Excess Compensation. The amount, if any, of an Eligible Employee’s Compensation for the Plan Year that exceeds (i) the limitation under Code Section 401(a)(17) for that Plan Year, or (ii) if less than the limitation under Code Section 401(a)(17), the portion of Compensation that is taken into account under the terms of the Qualified Plan after deducting any Compensation Deferrals to this Plan.
(s)    Fair Market Value. The closing sales price of the Common Stock, as reported on the NASDAQ on the relevant date, or if no sale of shares is reported for a date, on the most recent previous date on which trading occurred.
(t)    Participant. Any Eligible Employee who meets the eligibility requirements for participation in the Plan as set forth in Article II and who earns benefits under the Plan.
(u)    Plan. The Huntington Supplemental 401(k) Plan (formerly known as the Huntington Supplemental Stock Purchase and Tax Savings Plan), as set forth herein, and as such Plan may be amended from time to time hereafter.
(v)    Plan Year. The fiscal year of the Plan, which is the 12 consecutive month period beginning January 1 and ending December 31.
(w)    Qualified Plan. The Huntington 401(k) Plan, as amended from time to time.
(x)    Reporting Person. Eligible Employees who are subject to Section 16 of the Securities Exchange Act of 1934, as amended.
(y)    Separation from Service. An Eligible Employee separates from service with the Employer if the Eligible Employee dies, retires or otherwise has a termination of employment with the Employer. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Employer and the Eligible Employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Eligible Employee would perform after such date (as an employee or independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period in which the Eligible Employee provided services to the Employer if the Eligible Employee has been providing services for less than 36 months). An Eligible Employee will not be deemed to have experienced a Separation from Service if such Eligible Employee is on military leave, sick leave, or other bona fide leave of absence, to the extent such leave does not exceed a period of six months or, if longer, such longer period of time during which a right to re-employment is protected by either statute or contract. If the period of leave exceeds six months and the individual does not retain a right to re-employment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.
(z)    Valuation Date. Each business day of the Plan Year that the NASDAQ National Market is open for trading or such other date or dates deemed necessary or appropriate by the Administrator.
1.2    General Provisions. Singular and plural forms are interchangeable and the masculine gender shall be deemed to include the feminine, and vice versa. Certain terms of more limited application have been defined in the provisions to which they are principally applicable. The division of the Plan into Articles and Sections with captions is for convenience only and is not to be taken as limiting or extending the meaning of any of its provisions.

ARTICLE II

ELIGIBILITY AND PARTICIPATION
2.1    General Eligibility Conditions. For an employee to become eligible to participate in the Plan, the employee must be an Eligible Employee who is designated by the Compensation Committee as eligible to receive any applicable Employer contributions and to make Compensation Deferral Contributions under the Plan. In order to receive a benefit under the Plan, a Participant must also meet the requirements of Sections 2.2 and 2.3. An Eligible Employee shall be considered eligible to participate in the Plan effective as of his Eligibility Effective Date.
2.2    Specific Conditions for Active Participation. To participate actively in the Plan (i.e., to make deferrals hereunder), a Participant must execute or acknowledge an agreement to make Compensation Deferral Contributions in accordance with procedures, including electronic enrollment, as are established by the Committee from time to time. A Participant’s initial agreement to make a permitted deferral to the Plan shall be maintained by or on behalf of the Committee and must be executed, acknowledged, filed or submitted electronically within the following time limitations, as applicable: (i) in advance of the beginning of the calendar year during which such Compensation is expected to be earned; (ii) within 30 days of his initial Eligibility Effective Date; or (iii) at such other time or times as may be required or permitted by regulations issued under Code Section 409A and administrative procedures established by the Committee.
2.3    Suspension of Active Participation. Any Participant not selected as an Eligible Employee for a given Plan Year shall cease to have any right to defer Compensation for such Plan Year or to receive Employer Matching Contributions for such Plan Year. However, any amounts credited to the Account of a Participant whose participation is suspended shall otherwise continue to be maintained under the Plan in accordance with its terms. If an Eligible Employee has ceased being eligible to participate in the Plan (other than the accrual of earnings on his Account, if any), regardless of whether all amounts deferred under the Plan have yet been paid, and subsequently becomes eligible to participate in the Plan again, the Eligible Employee may be treated as being initially eligible to participate in the Plan if he has not been eligible to participate in the Plan (other than the accrual of earnings on his Account, if any) at any time during the 24-month period ending on the date the employee again becomes an Eligible Employee under the Plan. If the period of ineligibility is less than 24 months, he shall only be eligible to re-enroll and make a Compensation Deferral election effective no earlier than the next following January 1.
2.4    Termination of Participation. Once an Eligible Employee becomes a Participant, such individual shall continue to be a Participant until such individual (i) ceases to be described as an Eligible Employee, and (ii) ceases to have any vested interest in the Plan (as a result of distributions made to such Participant or his Beneficiary, if applicable, or otherwise).
2.5    Participation by Other Employers. Each corporation or other entity with U.S. employees that is a member of the same controlled group as the Company (within the meaning of Code Sections 414(b) and (c)) shall be a participating employer under the Plan unless determined otherwise by the Company. Participating affiliates that cease to be a member of the same controlled group as the Company within the meaning of Code Sections 414(b) and (c) are no longer eligible to participate in the Plan effective as of the date that they cease to qualify as a controlled group member. Participants of such an employer shall no longer be eligible to participate effective as of the date that their employer becomes ineligible. Such a Participant who continues in the employ of the former controlled group member shall be eligible for a distribution from the Plan only if this change in status of the participating employer is treated as causing a Separation from Service under the Code.

ARTICLE III

DEFERRED COMPENSATION CREDITS and ACCOUNTS
3.1    Deferred Compensation Credits. Pursuant to the provisions of Article II and this Article III, Deferred Compensation Credits for a Participant under the Plan may include Compensation Deferral Contributions and Employer Matching Contributions.
3.2    Compensation Deferral Contributions. A Participant who is an Eligible Employee may elect to defer a percentage of his Compensation to the Plan. The Company may, in its discretion, establish and change from time to time the minimum and maximum amount (as a percentage of Compensation or an absolute dollar amount) that may be so deferred. Elections shall be made in accordance with procedures established by the Committee. In addition, special limitations may be established by the Committee to apply to the deferral of any non-periodic Compensation that a Participant is expected to receive. Elections to participate and defer Compensation shall be irrevocable with respect to the Compensation to which they apply and may be amended, revoked or suspended by the Participant only effective as of the January 1st following the amendment, revocation or suspension, in accordance with procedures established by the Committee, unless rules and regulations under Code Section 409A permit amendment, revocation or suspension as of some other time. The Employer will credit the deferred Compensation amount agreed to for each Plan Year to the Participant’s Account from time to time as soon as administratively practicable after the deferred amounts otherwise would have been earned and paid to the Participant. All contributions under this provision to the Accounts of Participants in the Plan, as adjusted for earnings or losses (described below), shall be referred to as the Participant’s “Compensation Deferral Subaccount.”
A Participant’s Compensation Deferral Contribution hereunder will be automatically suspended during any unpaid leave of absence or temporary layoff. Contributions suspended in accordance with the provisions of this paragraph shall be automatically resumed, without the necessity of any action by the Participant, upon return to employment at the expiration of such suspension period if such return to employment occurs within the same Plan Year for which the Compensation Deferral Contributions were being made.
3.3    Employer Matching Contributions. Each Plan Year, the Employer shall credit to the Account of each Participant an amount equal to a percentage of the Participant’s Compensation Deferral Contributions as a matching contribution. The matching contribution shall be made only with respect to the portion of a Participant’s Compensation Deferral Contributions that is from Excess Compensation, and shall generally (subject to Section 3.7) be made in Common Stock, with the number of whole and fractional shares of Common Stock determined based on their Fair Market Value on the date of crediting equivalent to the dollar amount of Employer Matching Contributions allocable to the Participant. If a Participant becomes eligible for an Employer Matching Contribution during a Plan Year, the contribution shall be made only with respect to Compensation Deferral Contributions of Excess Compensation allocated to the Plan after the date the Participant became eligible therefor. The amount or rate of matching contributions shall be 100% of the Participant’s Compensation Deferral Contributions that are not in excess of 4% of his Excess Compensation for the Plan Year. The intent of the limitation on the allocation of Employer Matching Contributions to Excess Compensation is to provide each Participant with an Employer Matching Contribution under this Plan that does not duplicate the Employer Matching Contribution under the Qualified Plan for a particular Plan Year, but rather supplements the Employer Matching Contribution the Participant receives under the Qualified Plan due to the limitations on Compensation under the Qualified Plan. All contributions under this provision to the Accounts of Participants in the Plan, as adjusted for earnings or losses (described below), shall be referred to as the Participant’s “Employer Matching Subaccount.”

3.4    Prior Plan Accounts . The Employer will credit to the Participant’s Account the accrued benefit of the Participant under any other nonqualified deferred compensation plan or arrangement sponsored by the Company or one of its affiliates that is consolidated and merged with and into this Plan. All amounts credited as contributions under this provision to the Accounts of Participants in the Plan, as adjusted for earnings or losses (described below), are referred to as “Prior Plan Credits.” A schedule of the nonqualified deferred compensation plans merged with and into this Plan, if any, and of the amounts credited to the Accounts of Participants from such prior plans, shall be maintained by the Committee. Prior Plan Credits shall continue to be subject to the time and form of payment elected by the Participant under the Prior Plan, notwithstanding any contrary provision of this Plan.

3.5    Record of Account. Solely for the purpose of measuring the amount of the Employer’s obligations to each Participant or his Beneficiaries under the Plan, the Employer will maintain a separate bookkeeping record, an “Account,” for each Participant in the Plan.
The Committee, in its discretion, may either credit one or more hypothetical earnings rates to a Participant’s Account balance for the Plan Year or may actually invest an amount equal to the amount credited to the Participant’s Account from time to time in an account or accounts in its name with investment vehicles or companies, which investment options may include some or all of those used for investment purposes under the Qualified Plan, as determined by the Committee in its discretion, including Common Stock. The Committee may also establish a deferred compensation trust that qualifies as a so-called “rabbi” trust meeting applicable requirements of Code Section 409A. If such separate investments are made, or if multiple hypothetical investments are offered under the Plan, the Participant may be permitted to select the hypothetical investments or to direct the investment of the portion of the Employer’s accounts allocable to him under the Plan in the same manner as is permitted under the Qualified Plan, except that the investment options may be different from those available under the Qualified Plan to the extent determined by the Committee. The Participant may change the allocation of his Account among the applicable investment alternatives then available under the Plan in accordance with procedures established by the Committee from time to time. The Committee is not obligated to make any particular investment options available, however, if investments are in fact made, and may, from time to time in its sole discretion, change the investment alternatives. Nothing herein shall be construed to confer on the Participant the right to continue to have any particular investment available.
The Committee will credit the Participant’s Account with hypothetical or actual earnings or losses at least quarterly based on the earnings rate declared by the Committee or the performance results of the Employer’s actual or hypothetical account(s) invested pursuant to the Committee’s or the Participant’s directions, and shall determine the fair market value of the Participant’s Account based on the bookkeeping record or the fair market value of the portion of the Employer’s accounts representing the Participant’s Account as of each applicable Valuation Date. The amount payable under the Plan at any time shall be based on the value of the Participant’s Account as of the last Valuation Date prior to the date of distribution. The determination of the earnings, losses or fair market value of the Participant’s Account may be adjusted by the Committee to reflect its payroll, income or other taxes or costs associated with the Plan, as determined by the Committee in its sole discretion.
3.6    Common Stock. Amounts credited to the Plan as Common Stock shall be separately accounted for from amounts credited as cash or cash equivalents, as described in Section 3.6, above. The Common Stock credited to a Participant’s Account shall be increased on each date that a dividend is paid on Common Stock. The number of additional shares of Common Stock credited to a Participant’s Account as a result of such increase shall be determined first by multiplying the number of shares of Common Stock credited to the Participant’s Account on the dividend record date by the amount of the dividend declared per share of Common Stock on the dividend declaration date, and then by dividing the product so determined by the Fair Market Value of the Common Stock on the dividend payment date. A Participant may also elect to change or convert any amount credited to his Account as Common Stock to a cash equivalent amount and direct the investment of such amount in accordance with Section 3.6. The value of the Common Stock credited to a Participant’s Account shall be based upon the Fair Market Value of the Common Stock for the Valuation Date or other date as of which the valuation is made. Notwithstanding the foregoing, the Committee may elect to credit the dollar equivalent of the dividends allocable to Common Stock as a cash equivalent amount for each Participant, in lieu of increasing the number of shares of Common Stock credited to the Participant’s Account. Any such election shall apply to all Participants in the Plan, as determined by the Committee in its sole discretion.

Notwithstanding the foregoing, during any period when the Company or any Participant who is a Reporting Person is prohibited from investing or trading in Common Stock under applicable state or federal security laws, the Committee may direct that any amounts subject to the prohibition on investing or trading in Common Stock (including any cash dividends on Common Stock that are subject to the prohibition) be kept in cash, invested in an interest bearing deposit account or money market fund, or invested in one or more of the alternative investment funds available under the Plan that do not include Common Stock, or, if permitted under applicable law, appoint an independent agent for the Plan to purchase or trade such Common Stock on behalf of the Plan or the Reporting Person during such periods.
3.7    Effect of Organic Changes on Common Stock. An “Organic Change” includes (i) a stock dividend, stock split, reverse stock split, share combination, special or extraordinary cash dividend, or recapitalization or similar event affecting the capital structure of the Company (each, a “Share Change”), or (ii) a merger, consolidation, acquisition of property or shares, separation, spin-off, reorganization, stock rights offering, liquidation, disaffiliation from the Company of a subsidiary or division (“Disaffiliation”), or similar event affecting the Company or any of its subsidiaries (each, an “Organic Change”). If any Organic Change shall occur, then the Committee shall make such substitutions or adjustments as it deems appropriate and equitable to each Participant’s Account credited with Common Stock (if any). In the case of Organic Changes, such adjustments may include, without limitation, (x) the cancellation of outstanding Common Stock in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Common Stock, as determined by the Committee in its sole discretion, (y) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Common Stock, and (z) in connection with any Disaffiliation, arranging for the assumption or replacement of Common Stock with other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected subsidiary, affiliate or division or by the entity that controls such subsidiary, affiliate or division following such Disaffiliation (as well as any corresponding adjustments to awards that remain based upon Company securities). The Participant shall be permitted to re-direct the investment of such assets into the other investment choices then available under this Plan.

ARTICLE IV

VESTING
4.1    Vesting. A Participant always will be 100% vested in amounts credited to his Account as Compensation Deferral Contributions and earnings allocable thereto. A Participant who was originally hired before January 1, 2014, will also be 100% vested in amounts credited to his Account as Employer Matching Contributions, if any. Participants hired on or after January 1, 2014, will become vested in amounts credited to their Accounts as Employer Matching Contributions after completion of two (2) years of Vesting Service. “Vesting Service” for this provision shall be determined in accordance with the vesting provisions of the Qualified Plan. In addition, a Participant shall also become 100% vested in his entire Account upon a Change in Control or if the Participant has a Separation from Service as a result of death or “disability” as defined in the Qualified Plan. If a Participant has a Separation from Service prior to becoming 100% vested in his entire Account, the non-vested portion shall be forfeited. If the Participant has a Separation from Service but is subsequently re-employed by the Employer, no benefits forfeited hereunder shall be reinstated unless otherwise determined by the Company in its sole discretion.
4.2    Confidentiality and Non-Competition Agreement. In its discretion, the Employer may require any Eligible Employee selected to become a Participant in the Plan to execute a Confidentiality and Non-Competition Agreement with the Employer in consideration of the benefits to be provided hereunder.
ARTICLE V

DISTRIBUTION OF BENEFITS
5.1    Distribution Elections. All distributions under the Plan shall be limited to the permitted Distribution Option; Participant elections of a different form of payment are not permitted.

5.2    Distribution Timing. A Participant shall receive payment of the amounts credited to his Account on the first payroll date occurring on or after the date that is six (6) months after the Participant’s Separation from Service, but in no event later than the last business day of the calendar year in which such six (6) month anniversary occurs. Payment of amounts credited to the Participant’s Account will be made in U.S. dollars and, to the extent deemed invested in Common Stock, in whole shares of Common Stock with any fractional shares converted to and paid in cash.
5.3    Distribution upon Death. In the event of the death of the Participant prior to receiving payment of all vested amounts due him under the Plan, the Beneficiary or Beneficiaries designated by the Participant shall be paid the remaining amount due under the Plan in a single lump sum at the earlier of the same time as would have applied absent the Participant’s death or within 90 days thereof.
5.4    Lump Sum Distribution upon a Change in Control. Upon a Change in Control of the Company, the Participant’s vested Account shall be payable in a single lump sum no later than 90 days following the Change in Control.
5.5    Withdrawals for Unforeseeable Emergency. Upon the occurrence of an unforeseeable emergency, a Participant shall be eligible to receive payment of the amount necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause severe financial hardship), or by cessation of deferrals under the Plan. The amount determined to be properly distributable under this Section and applicable regulations under Code Section 409A shall be payable in a single lump sum. For the purposes of this Section, the term “unforeseeable emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent of the Participant (as defined in Code Section 152, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B)); loss of the Participant’s property due to casualty, including the need to rebuild a home following damage not otherwise covered by insurance, for example, not as a result of a natural disaster; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, including imminent foreclosure of or eviction from the Participant’s primary residence, the need to pay for medical expenses, including non-refundable deductibles, the cost of prescription drugs, and the need to pay for funeral expenses of a spouse, beneficiary, or dependent. It shall be the responsibility of the Participant seeking to make a withdrawal under this Section to demonstrate to the Committee that an unforeseeable emergency has occurred and to document the amount properly distributable hereunder. After a distribution on account of an unforeseeable emergency, a Participant’s deferral elections shall cease and such Participant will not be permitted to participate in the Plan or elect additional deferrals until the next enrollment following one full year from the date of the distribution on account of an unforeseeable emergency. Such future deferral elections following a distribution on account of an unforeseeable emergency will be treated as an initial deferral election and subject to the rules applicable thereto under the Plan and Code Section 409A.
5.6    Acceleration of Payment. The acceleration of the time and/or form of any payment determined in accordance with the provisions of this Article V, above, shall not be made except due to unforeseeable emergency, as described above, or as set forth below and otherwise permitted by Code Section 409A and the Treasury Regulations and other guidance issued thereunder:
(a)    Employment Taxes. A payment of all or part of the Participant’s Account may be made to the extent necessary to pay the Federal Insurance Contributions Act (“FICA”) tax imposed under Code Sections 3101, 3121(a), and 3121(v)(2) on amounts deferred under the Plan (the “FICA Amount”),     income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA Amount, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes. The total payment under this Section shall not exceed the aggregate of the FICA Amount and the income tax withholding related to such FICA Amount.

Notwithstanding the foregoing, the Company shall withhold the FICA Amount from other compensation payable to the Participant to the maximum extent permitted under applicable law.
(b)    Payment of State, Local or Foreign Taxes. Payment may be made to reflect payment of state, local or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the Participant, plus the income tax at source on wages imposed under Code Section 3401 as a result of such payment; provided, however, that the amount of the payment may not exceed the amount of the taxes due, and the income tax withholding related to such state, local and foreign tax amount. Notwithstanding the foregoing, the Company shall withhold such state, local or foreign taxes from other compensation payable to the Participant to the maximum extent permitted under applicable law.
(c)    Income Inclusion under Code Section 409A. Payment may be made at any time the Plan fails to meet the requirements of Code Section 409A and the Treasury Regulations issued thereunder; provided, however, that payment cannot exceed the amount required to be included in income as a result of the failure to comply.
(d)    Certain Offsets. Payment may be made as satisfaction of a debt of the Participant to the Employer where: (1) the debt is incurred in the ordinary course of the employment relationship; (2) the entire amount of the offset in any of the Participant’s taxable years does not exceed $5,000; and (3) the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.
(e)    Domestic Relations Order. A payment of all or part of the Participant’s Account may be made to a spouse, former spouse or other dependent under the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)). The Committee shall determine whether a payment should be made pursuant to the terms of a domestic relations order, provided, however, that once approved, any payment under the terms of a domestic relations order shall be made as soon as administratively practicable in the form of a single lump sum only.
5.7    Delay of Payment. If a Participant is a “specified employee” (as defined in Code Section 409A and the regulations thereunder) and is entitled to a distribution due to a Separation from Service, such Participant may not receive a distribution under the Plan until a date that is at least six months after the date of the Separation from Service, as provided under Section 5.2. In addition, the Company may in its discretion delay any payment due under the Plan to the extent permitted by Code Section 409A and the regulations thereunder.
5.8    Assignment and Assumption of Liabilities. In the discretion of the Company, upon the cessation of participation in the Plan by any Participant solely due to the employer of that Participant no longer qualifying as a member of the controlled group of the Company within the meaning of Code Sections 414(b) and (c), all liabilities associated with the Account of such Participant may be transferred to and assumed by the Participant’s employer under a deferred compensation plan established by such employer that is substantially identical to this Plan and that preserves the deferral and payment elections in effect for the Participant under this Plan to the extent required by Code Section 409A. Any such Participant shall not be deemed to have incurred a Separation from Service for purposes of the Plan by virtue of his employer’s ceasing to be a member of the controlled group of the Company. The foregoing provision shall be interpreted and administered in compliance with the requirements of Code Section 409A.

ARTICLE VI

PLAN ADMINISTRATION
6.1    Administration. The Plan shall be administered by the Committee as an unfunded deferred compensation plan that is not intended to meet the qualification requirements of Code Section 401 and that is intended to meet all applicable requirements of Code Section 409A.
6.2    Committee. The Committee will operate and administer the Plan and shall have all powers necessary to accomplish that purpose, including, but not limited to, the discretionary authority to interpret the Plan, the discretionary authority to determine all questions relating to the rights and status of Eligible Employees and Participants, and the discretionary authority to make such rules and regulations for the administration of the Plan as are not inconsistent with the terms and provisions hereof or applicable law, as well as such other authority and powers relating to the administration of the Plan, except such as are reserved by the Compensation Committee or the Committee shall be final and binding on all parties.
Without limiting the powers set forth herein, the Committee shall have the power (i) to change or waive any requirements of the Plan to conform with Code Section 409A or other applicable law or to meet special circumstances not anticipated or covered in the Plan; (ii) to determine the times and places for holding meetings of the Committee and the notice to be given of such meetings; (iii) to employ such agents and assistants, such counsel (who may be counsel to the Company), and such clerical and other services as the Committee may require in carrying out the provisions of the Plan; and (iv) to authorize one or more of their members or any agent to execute or deliver any instrument on behalf of the Committee.
The members of the Committee, and the Company and its officers and directors, shall be entitled to rely upon all valuations, certificates and reports furnished by any funding agent or service provider, upon all certificates and reports made by an accountant, and upon all opinions given by any legal counsel selected or approved by the Committee, and the members of the Committee, the Company and its officers and directors shall, except as otherwise provided by law, be fully protected in respect of any action taken or suffered by them in good faith in reliance upon any such valuations, certificates, reports, opinions or other advice of a funding agent, service provider, accountant or counsel.
6.3    Statement of Participant’s Account. The Committee shall, as soon as practicable after the end of each Plan Year, provide or make available to each Participant a statement setting forth the Account of such Participant under Section 3.6 as of the end of such Plan Year. Such statement may be provided solely electronically or via access through an internet website and shall be deemed to have been accepted as correct unless written notice to the contrary is received by the Committee within 30 days after providing access to such statement to the Participant. Account statements may be made available more often than annually in the discretion of the Committee.
6.4    Filing Claims. Any Participant, Beneficiary or other individual (hereinafter a “Claimant”) entitled to benefits under the Plan, or otherwise eligible to participate herein, may be required to make a claim with the Committee (or its designee) requesting payment or distribution of such Plan benefits (or written confirmation of Plan eligibility, as the case may be), on such form or in such manner as the Committee shall prescribe. Unless and until a Claimant makes proper application for benefits in accordance with the rules and procedures established by the Committee, such Claimant shall have no right to receive any distribution from or under the Plan.
6.5    Notification to Claimant. If a Claimant’s application is wholly or partially denied, the Committee (or its designee) shall, within 90 days, furnish to such Claimant a written notice of its decision. If prior to the expiration of the initial 90 day period, the Committee determines additional time is needed to come to a determination on the claim, the Committee shall provide written notice to the Claimant of the need for an extension not to exceed a total of 180 days from the date the application was received. Such notices shall be written in a manner calculated to be understood by such Claimant, and shall contain at least the following information:
(a)    the specific reason or reasons for such denial;
(b)    specific reference to pertinent Plan provisions upon which such denial is based;
(c)    a description of any additional material or information necessary for such Claimant to perfect his claim, and an explanation of why such material or information is necessary; and
(d)    an explanation of the Plan’s claim review procedure describing the steps to be taken by such Claimant, if he wishes to submit his claim for review.
6.6    Review Procedure. Within 60 days after the receipt of such notice from the Committee, such Claimant, or the duly authorized representative thereof, may request, by written application to the Plan, a review by the Committee of the decision denying such claim. In connection with such review, such Claimant, or duly authorized representative thereof, shall be entitled to receive any and all documents pertinent to the claim or its denial and shall also be entitled to submit issues and comments in writing. The decision of the Committee upon such review shall be made promptly and not later than 60 days after the receipt of such request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after the Committee’s receipt of a request for review. Any such decision on review shall be in writing and shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based. Any legal proceedings challenging the determination of the Committee must be filed within one year after the completion of the claim and review process provided under the Plan, or if earlier, one year from the date that a Claimant knew or should have known a claim existed. In the event of a genuine dispute regarding the amount or timing of payments under the Plan, a delay in the payment of Plan benefits shall not cause a violation of Code Section 409A to the extent such delay satisfies the conditions set forth in Code Section 409A and the regulations thereunder.
6.7    Payment of Expenses. All costs and expenses incurred in administering the Plan shall be paid by the Company.

ARTICLE VII

AMENDMENT AND TERMINATION
7.1    Amendment. The Company has reserved, and does hereby reserve, the right at any time and from time to time by action of the Compensation Committee (or by action of the Committee if and to the extent that the Company has delegated the authority to amend the provisions of the Plan to such committee) to amend, modify or alter any or all of the provisions of the Plan without the consent of any Eligible Employees or Participants; provided, however, that no amendment shall operate retroactively so as to affect materially and adversely any rights to which a Participant may be entitled under the provisions of the Plan as in effect prior to such action. Any such amendment, modification or alteration shall be expressed in an instrument executed by an authorized officer or officers of the Company, and shall become effective as of the date designated in such instrument.
7.2    Termination. The Company reserves the right to suspend, discontinue or terminate the Plan, at any time in whole or in part, in compliance with the requirements of Code Section 409A; provided, however, that a suspension, discontinuance or termination of the Plan shall not accelerate the obligation to make payments to any person not otherwise currently entitled to payments under the Plan, unless otherwise specifically so determined by the Company and permitted by Code Section 409A and other applicable law, relieve the Company of its obligations to make payments to any person then entitled to payments under the Plan, or reduce any existing Account balance.

ARTICLE VIII

MISCELLANEOUS PROVISIONS
8.1    Employment Relationship. For purposes of determining if there has been a Separation from Service, the Employer is defined to include all members of a controlled group of corporations or other business entities within the meaning of Code Sections 414(b) and (c) that includes the Company. Nothing in the adoption of the Plan or the crediting of deferred compensation shall confer on any Participant the right to continued employment by the Company or an affiliate or subsidiary corporation of the Company, or affect in any way the right of the Company or such affiliate or subsidiary to terminate his employment at any time. Any question as to whether and when there has been a Separation from Service of a Participant’s employment and the cause of such Separation from Service shall be determined by the Committee, and its determination shall be final.
8.2    Facility of Payments. Whenever, in the opinion of the Committee, a person entitled to receive any payment, or installment thereof, is under a legal disability or is unable to manage his financial affairs, the Committee shall have the discretionary authority to direct payments to such person’s legal representative or to a relative or friend of such person for his benefit; alternatively, the Committee may in its discretion apply the payment for the benefit of such person in such manner as the Committee deems advisable. Any such payment or application of benefits made in good faith in accordance with the provisions of this Section shall be a complete discharge of any liability of the Committee with respect to such payment or application of benefits.
8.3    Funding. All benefits under the Plan are unfunded and the Company shall not be required to establish any special or separate fund or to make any other segregation of assets in order to assure the payment of any amounts under the Plan; provided, however, that in order to provide a source of payment for its obligations under the Plan, the Company may establish a trust fund. The right of a Participant or his Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor his Beneficiary shall have any rights in or claim against any amounts credited under the Plan or any other specific assets of the Company. All amounts credited under the Plan to the benefit of a Participant shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate.
8.4    Anti-Assignment. No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge; and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit shall be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefits. If a Participant, a Participant’s spouse, or any Beneficiary should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right to benefits under the Plan, then those rights, in the discretion of the Committee, shall cease. In this case, the Committee may hold or apply the benefits at issue or any part thereof for the benefit of the Participant, the Participant’s spouse, or Beneficiary in such manner as the Committee may deem proper.
8.5    Unclaimed Interests. If the Committee shall at any time be unable to make distribution or payment of benefits hereunder to a Participant or any Beneficiary of a Participant by reason of the fact that his whereabouts is unknown, the Committee shall so certify, and thereafter the Committee shall make a reasonable attempt to locate such missing person. If such person continues missing for a period of three years following such certification, the interest of such Participant in the Plan shall, in the discretion of the Committee, be distributed to the Beneficiary of such missing person. If neither the Participant nor the Beneficiary can be located, then any amounts due may be forfeited, subject to reinstatement without interest or earnings upon the missing Participant or Beneficiary providing sufficient evidence to satisfy the Committee that he is entitled to such forfeited amount.
8.6    References to Code, Statutes and Regulations. Any and all references in the Plan to any provision of the Code, ERISA, or any other statute, law, regulation, ruling or order shall be deemed to refer also to any successor statute, law, regulation, ruling or order.
8.7    Liability. The Company, and its directors, officers and employees, shall be free from liability, joint or several, for personal acts, omissions, and conduct, and for the acts, omissions and conduct of duly constituted agents, in the administration of the Plan, except to the extent that the effects and consequences of such personal acts, omissions or conduct shall result from willful misconduct. However, this Section shall not operate to relieve any of the aforementioned from any responsibility, liability, obligation, or duty that may arise under ERISA.
8.8    Tax Consequences of Compensation Reductions. The income and employment tax consequences to Participants of participating in the Plan shall be determined under applicable federal, state and local tax law and regulation and neither the Company nor any member of the Compensation Committee or Committee shall be a guarantor of or in any way responsible for the tax consequences to any Participant.
8.9    Company as Agent for Related Employers. Each corporation or other business entity which shall become a participating employer pursuant to Section 2.5 by so doing shall be deemed to have appointed the Company its agent to exercise on its behalf all of the powers and authority hereby conferred upon the Company by the terms of the Plan, including but not limited to the power to amend and terminate the Plan. The Company’s authority shall continue unless and until the related employer terminates its participation in the Plan.

8.10    Governing Law; Severability. The Plan shall be construed according to the laws of the State of Ohio, including choice of law provisions, and all provisions hereof shall be administered according to the laws of that State, except to the extent preempted by federal law. A final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. In the event that any one or more of the provisions of the Plan shall for any reason be held to be invalid, illegal, or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan, but the Plan shall be construed as if such invalid, illegal, or unenforceable provisions had never been contained herein, and there shall be deemed substituted such other provision as will most nearly accomplish the intent of the parties to the extent permitted by applicable law.
8.11    Taxes. The Company shall be entitled to withhold any taxes from any distribution hereunder or from other compensation then payable, as it believes necessary, appropriate, or required under relevant law.
Huntington Bancshares Incorporated
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